                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                              UNISYS CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                              UNISYS CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
     0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(1)

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------

- ---------------
     (1) Set forth the amount on which the filing fee is calculated and state how it was determined.

                               UNISYS CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD APRIL 28, 1994

     The 1994 Annual Meeting of Stockholders of Unisys Corporation ("Unisys") will be held at the Philadelphia Civic Center, 34th and Civic Center Boulevard, Philadelphia, Pennsylvania, on Thursday, April 28, 1994, at 9:30 a.m. for the following purposes:

     1.     to elect four directors of Unisys;

     2. to consider and vote upon a proposal to ratify the selection of independent auditors for 1994; and

     3. to transact such other business as may properly come before the meeting.

     Only holders of Unisys Common Stock of record at the close of business on February 28, 1994 will be entitled to vote at the Annual Meeting. For a period of ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be open to the examination of any stockholder during ordinary business hours at the offices of Unisys at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania.

     A ticket is required for admission to the meeting. If you plan to attend and you are a stockholder of record (or if you have shares of Unisys Common Stock credited to your account in a Unisys savings plan), please mark the appropriate oval on the enclosed proxy card, and we will send you a ticket. If your shares are held in the name of a broker or other nominee, you must bring proof of ownership (e.g., broker's statement) to be admitted to the meeting.

                                                  By Order of the Board of Directors,

                                                  /S/ BOBETTE JONES
                                                  ----------------------------------
Blue Bell, Pennsylvania                           Bobette Jones
March 17, 1994                                    Corporate Secretary

                                    IMPORTANT
STOCKHOLDERS ARE URGED TO COMPLETE AND MAIL THE ENCLOSED PROXY CARD PROMPTLY WHETHER OR NOT THEY PLAN TO ATTEND THE ANNUAL MEETING. THE ENCLOSED RETURN ENVELOPE REQUIRES NO POSTAGE IF MAILED IN THE U.S.A. STOCKHOLDERS OF RECORD ATTENDING THE MEETING MAY PERSONALLY VOTE ON ALL MATTERS WHICH ARE CONSIDERED, IN WHICH CASE THEIR SIGNED PROXIES ARE REVOKED.

                               UNISYS CORPORATION

                                PROXY STATEMENT

                                    FOR THE

                      1994 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Unisys Corporation ("Unisys") for the 1994 Annual Meeting of Stockholders to be held on April 28, 1994 and at any adjournment(s) thereof (the "Annual Meeting"). Action will be taken at the Annual Meeting with respect to the election of directors and the ratification of the selection of independent auditors.

     As of February 28, 1994, the record date for the Annual Meeting, there were 170,533,382 shares of Unisys Common Stock outstanding and entitled to be voted at the meeting. Each such share is entitled to one vote on each matter to be voted upon. A majority of such shares, present in person or represented by proxy, will constitute a quorum at the meeting. Directors will be elected by a plurality of the votes cast. Approval of the other matter scheduled to come before the Annual Meeting will require the affirmative vote of the majority of shares present, in person or represented by proxy, at the meeting and entitled to vote thereon. For purposes of determining whether a matter has received a majority vote, abstentions will be included in the vote totals, with the result that an abstention has the same effect as a negative vote. If brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (so-called "broker non-votes"), those shares will not be included in the vote totals and therefore will have no effect on the vote.

     If the enclosed proxy/voting instruction card is properly executed, returned and not revoked, the shares represented thereby will be voted in accordance with the directions set forth thereon. If a properly executed proxy gives no directions, the shares represented by the proxy will be voted FOR the election of directors (Item 1), FOR the selection of independent auditors (Item
2) and in the discretion of the proxy holders on any other matters that properly come before the Annual Meeting. Any person executing a proxy may revoke it at any time prior to its exercise by giving notice in writing to the Corporate Secretary of Unisys or by voting in person at the meeting.

     The enclosed proxy/voting instruction card also serves as a voting instruction to the trustee of the Unisys Savings Plan and the Unisys Retirement Investment Plan (collectively, the "Savings Plans"), for any whole shares of Unisys Common Stock credited to the account of each participant in the Savings Plans as of December 31, 1993. The trustee will vote shares credited to each participant who returns the proxy/voting instruction card in a timely manner, signed and with a clear designation as to how the trustee should vote. If a participant's signed proxy/voting instruction card is not received by April 22, 1994, or if no instruction is given with respect to the matters to be voted upon, the shares credited to that participant will be voted by the trustee in the same proportion as are those shares for which proper instructions were received from other participants.

     This Proxy Statement, the accompanying form of proxy and the annual report of Unisys, including financial statements for the year 1993, are first being mailed on or about March 17, 1994.

     The principal executive offices of Unisys are located at Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424.

                             ELECTION OF DIRECTORS
                                    (ITEM 1)

     The Board of Directors is currently comprised of 11 members, divided into three classes. One class of directors is elected each year to hold office for a three-year term and until their successors are chosen and have qualified. Four directors whose terms expire in 1994, Gail D. Fosler, Melvin R. Goodes, Edwin A. Huston and Robert McClements, Jr., have been nominated for election as directors at the Annual Meeting. William G. Milliken will retire as a director on April 28, 1994 and therefore is not a nominee for reelection. The remaining six directors will continue to serve as set forth below. Each of the nominees has agreed to serve as a director if elected, and Unisys believes that each nominee will be available to serve. However, the proxy holders have discretionary authority to cast votes for the election of a substitute should any nominee not be available to serve as a director.

INFORMATION REGARDING NOMINEES AND DIRECTORS

     The names and ages of the directors and nominees, their principal occupations or employment during the past five years and other data regarding them is set forth below.

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

- -------------------  GAIL D. FOSLER
- -------------------  Ms. Fosler, 46, is Vice President and Chief Economist of The Conference
                     Board, a business-sponsored research organization. She previously served as the Chief Economist and Deputy Staff Director for the Senate Budget
                     Committee from 1978 to 1989. She is a Director of H. B. Fuller Company and a Trustee of the John Hancock Mutual Funds. She has served as a
                     Director of Unisys since October 1993 and is a member of the Audit
                     Committee, the Nominating Committee and the Pension Investment Committee
                     of the Board of Directors.
- -------------------  MELVIN R. GOODES
- -------------------  Mr. Goodes, 58, is a Director and Chairman and Chief Executive Officer
                     of Warner-Lambert Company, a health care, pharmaceutical and consumer products company. He has also held the position of President and Chief
                     Operating Officer of that company. He is a Director of Ameritech
                     Corporation, Chemical Banking Corporation and Chemical Bank. He has
                     served as a Director of Unisys since 1987 and is a member of the
                     Compensation and Organization Committee, the Finance Committee and the
                     Nominating Committee of the Board of Directors.

- -------------------  EDWIN A. HUSTON
- -------------------  Mr. Huston, 55, is Senior Executive Vice President-Finance and Chief
                     Financial Officer of Ryder System, Inc., an international highway transportation services company. He is the immediate past Chairman of the Federal Reserve Bank of Atlanta. He has served as a Director of
                     Unisys since 1993 and is a member of the Audit Committee, the Nominating
                     Committee and the Pension Investment Committee of the Board of
                     Directors.
- -------------------  ROBERT MCCLEMENTS, JR.
- -------------------  Mr. McClements, 65, is retired Chairman of Sun Company, Inc., an energy resources company. He has also held the position of President and Chief
                     Executive Officer of that company. He is a Director of Bethlehem Steel
                     Corporation. He has served as a Director of Unisys since 1991 and is a member of the Audit Committee, the Corporate Responsibility Committee
                     and the Nominating Committee of the Board of Directors.

                      MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                    TERM EXPIRING IN 1995

- -------------------  ALAN E. SCHWARTZ
- -------------------  Mr. Schwartz, 68, is an attorney and a senior partner of the law firm of
                     Honigman Miller Schwartz and Cohn, Detroit, Michigan. He is a Director
                     of Comerica, Incorporated, Core Industries, Incorporated, The Detroit
                     Edison Company, Handleman Company, Howell Industries, Inc. and Pulte
                     Corporation. He has served as a Director of Unisys since 1971 and is a member of the Compensation and Organization Committee, the Finance
                     Committee and the Nominating Committee of the Board of Directors.
- -------------------  DONALD V. SEIBERT
- -------------------  Mr. Seibert, 70, is Director Emeritus and retired Chairman and Chief
                     Executive Officer of J.C. Penney Company, Inc., a retailing company. He is a Director of Citibank, N.A., Citicorp and Ryder System, Inc. He has
                     served as a Director of Unisys since 1986 and is a member of the
                     Compensation and Organization Committee, the Finance Committee and the
                     Nominating Committee of the Board of Directors.

- -------------------  JAMES A. UNRUH
- -------------------  Mr. Unruh, 52, is Chairman of the Board and Chief Executive Officer of
                     Unisys. He has also held the positions of President and Chief Operating
                     Officer, Executive Vice President, and Senior Vice President and Chief
                     Financial Officer. He has served as a Director of Unisys since 1986.

                     MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE
                                    TERM EXPIRING IN 1996

- -------------------  J. P. BOLDUC
- -------------------  Mr. Bolduc, 54, is a Director and President and Chief Executive Officer
                     of W.R. Grace & Co., a specialty chemicals and health care company. He has also held the positions of President and Chief Operating Officer,
                     Chief Financial Officer and Vice Chairman of that company. He is a
                     Director of Brothers Gourmet Coffees, Inc., Marshall & Ilsley
                     Corporation, Newmont Mining Corporation, Sundstrand Corporation and TAG
                     Pharmaceuticals. He has served as a Director of Unisys since 1992 and is a member of the Corporate Responsibility Committee, the Finance
                     Committee and the Nominating Committee of the Board of Directors.
- -------------------  JAMES J. DUDERSTADT
- -------------------  Dr. Duderstadt, 51, is President of the University of Michigan. He is a
                     former Provost and Vice President for Academic Affairs and a former Dean of the University's College of Engineering. He is a Director of CMS
                     Energy Corporation/Consumers Power Corporation, the Industrial
                     Technology Institute and the University of Michigan Hospitals and is
                     Chairman of the National Science Board. He has served as a Director of
                     Unisys since 1990 and is a member of the Audit Committee, the Corporate
                     Responsibility Committee, the Nominating Committee and the Pension
                     Investment Committee of the Board of Directors.
- -------------------  KENNETH A. MACKE
- -------------------  Mr. Macke, 55, is a Director and Chairman and Chief Executive Officer of
                     Dayton Hudson Corporation, a general merchandise retailer. He is a
                     Director of First Bank System, Inc. and General Mills, Inc. He has
                     served as a Director of Unisys since 1989 and is a member of the
                     Compensation and Organization Committee, the Finance Committee and the
                     Nominating Committee of the Board of Directors.

BOARD MEETINGS

     The Board of Directors held nine meetings in 1993. During 1993, all directors attended at least 75 percent of the aggregate number of meetings of the Board of Directors and standing committees on which they served.

COMMITTEES

     The Board of Directors has standing Audit, Compensation and Organization, and Nominating Committees as well as certain other committees.

     The Audit Committee held four meetings in 1993. Its principal functions are to review compliance with Unisys policies, review the internal control procedures of Unisys, recommend to the Board of Directors the firm of independent auditors to serve Unisys each fiscal year, review the scope, fees and results of the audit by the independent auditors and review the internal audit organization and annual audit plan. The members of the Audit Committee are Ms. Fosler and Messrs. Duderstadt, Huston, McClements and Milliken.

     The Compensation and Organization Committee held seven meetings in 1993. Its principal functions are to review and approve remuneration of the elected officers of Unisys, evaluate performance, review and approve senior executive compensation programs, administer remuneration plans, including the long-term incentive and variable compensation plans of Unisys, and review management succession and related matters. The members of the Compensation and Organization Committee are Messrs. Goodes, Macke, Schwartz and Seibert.

     The Nominating Committee held two meetings in 1993. All directors other than Mr. Unruh are members of the Nominating Committee. The principal functions of the Nominating Committee are to identify and review candidates and recommend to the Board of Directors nominees for membership on the Board of Directors. In fulfilling this responsibility, the Nominating Committee will consider recommendations received from stockholders and other qualified sources. Stockholder recommendations must be in writing and addressed to the Chairman of the Nominating Committee, c/o Corporate Secretary, Unisys Corporation, Township Line and Union Meeting Roads, Blue Bell, Pennsylvania 19424. If a stockholder intends to make a nomination at an Annual Meeting, the Bylaws of Unisys require that the stockholder deliver a notice to Unisys not less than 90 days prior to such Annual Meeting setting forth (i) the name, age, business and residence addresses of each nominee, (ii) the principal occupation or employment of each nominee, (iii) the number of shares of capital stock of Unisys beneficially owned by each nominee, (iv) a statement that the nominee is willing to be nominated and (v) such other information concerning each nominee as would be required, under the rules promulgated by the Securities and Exchange Commission, in a proxy statement soliciting proxies for the election of such nominee.

     The Board has also designated as standing committees a Finance Committee, a Pension Investment Committee and a Corporate Responsibility Committee and may establish other committees from time to time.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
                                    (ITEM 2)

     The Board of Directors, upon the recommendation of its Audit Committee, has selected the firm of Ernst & Young as independent auditors to audit the books and accounts of Unisys, including its worldwide subsidiaries, for the year ending December 31, 1994, and recommends ratification of such selection by the stockholders. Ernst & Young has served as independent auditors for Unisys since the merger of Burroughs Corporation and Sperry Corporation in 1986, having previously served in that capacity for Sperry Corporation. Its representatives will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions asked by stockholders.

     In the event the proposal to ratify the selection of Ernst & Young is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other independent auditors for the next year. However, because of the expense and difficulty in changing independent auditors after the beginning of a year, the Board of Directors intends to allow the appointment for 1994 to stand unless the Board of Directors finds other reasons for making a change.

     In connection with the year ended December 31, 1993, Ernst & Young furnished, or is furnishing, worldwide audit services and certain non-audit services to Unisys. Significant items have been reviewed and approved by the Audit Committee of the Board of Directors. Fees incurred, or to be incurred, in connection with the audit or with the financial statements for the year ended December 31, 1993, and other services aggregated approximately $5.2 million.

     The Board of Directors considers Ernst & Young to be well qualified to serve as the independent auditors for Unisys.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR 1994. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE SO VOTED UNLESS STOCKHOLDERS OTHERWISE SPECIFY IN THEIR PROXIES.

         SECURITY OWNERSHIP BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The TCW Group, Inc. (865 South Figueroa Street, Los Angeles, California 90017) has filed a Schedule 13G with the Securities and Exchange Commission dated February 6, 1994 reporting beneficial ownership of 12,692,350 shares (or 7.7%) of Unisys Common Stock. The TCW Group, Inc. has reported sole voting power and sole dispositive power with respect to all such shares.

     Shown below is certain information with respect to beneficial ownership of Unisys Common Stock (or Stock Units) and non-voting Series A Cumulative Convertible Preferred Stock, as of March 1, 1994, of all directors and director nominees individually, as furnished by them, each of the executive officers named on page 8, and all directors and executive officers of Unisys as a group. The percentage of outstanding shares of Unisys capital stock beneficially owned by each director and named executive officer does not exceed one percent of the class so owned. All directors and executive officers as a group beneficially own 1.3% of the shares of Unisys Common Stock deemed outstanding.

                                                                                      ADDITIONAL
                                                                                      SHARES OF
                                                                                        COMMON
                                                      NUMBER OF       NUMBER OF         STOCK
                                                      SHARES OF       SHARES OF         DEEMED
                                                      PREFERRED        COMMON         BENEFICIALLY
BENEFICIAL OWNER                                      STOCK (1)      STOCK(1)(2)      OWNED (3)
- ----------------------------------------------------- ---------      -----------      ----------
J. P. Bolduc.........................................      --            3,522                --
James J. Duderstadt..................................      --            1,785                --
Gail D. Fosler.......................................      --            1,222                --
Melvin R. Goodes.....................................      --            2,222                --
Edwin A. Huston......................................      --            2,248                --
Hugh J. Lynch........................................      --            6,750            47,500
Kenneth A. Macke.....................................      --           16,396                --
Robert McClements, Jr................................      --            2,093                --
Victor E. Millar.....................................      --           25,354            42,500
William G. Milliken..................................      50            4,689                --
William B. Patton, Jr................................      --               --            37,500
George T. Robson.....................................      --            8,582           122,167
Alan E. Schwartz.....................................      --           13,527                --
Donald V. Seibert....................................      91            4,335                --
James A. Unruh.......................................      --           54,032           762,549
All directors and executives officers as a group.....    1,761         226,491         1,998,632

- ---------------
(1) Includes shares reported by directors and executive officers as held directly or in the names of spouses, children or trusts as to which beneficial ownership may have been disclaimed.

(2) Includes 354 shares for Mr. Millar, 1,513 shares for Mr. Robson, 1,404 shares for Mr. Unruh and 18,602 shares for executive officers as a group, all held under the Unisys Savings Plan, a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code. With respect to such shares, executive officers have authority to direct voting. Also includes Stock Units, as described on page 14, for directors as follows: Mr. Bolduc, 522; Mr. Duderstadt, 1,635; Ms. Fosler, 222; Mr. Goodes, 2,022; Mr. Huston, 1,248; Mr. Macke, 15,196; Mr. McClements, 1,093; Mr. Milliken, 4,389; Mr.
    Schwartz, 4,527 and Mr. Seibert, 3,926.

(3) Shares shown are shares subject to options exercisable within 60 days following March 1, 1994.

                             EXECUTIVE COMPENSATION

     Shown below is information concerning the Unisys compensation and benefit programs.

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the annual and long-term compensation paid or to be paid to (i) the chief executive officer and
(ii) the other four most highly compensated executive officers of Unisys (the "Named Officers") for services rendered in all capacities to Unisys for 1993, 1992 and 1991.

                          ANNUAL COMPENSATION                                    LONG-TERM COMPENSATION
- -----------------------------------------------------------------------   -------------------------------------
                                                                                   AWARDS             PAYOUTS
                                                                          ------------------------   ----------
                                                                           RESTRICTED    SECURITIES
                                                                             STOCK       UNDERLYING
                                                         OTHER ANNUAL      AWARD(S)      OPTIONS/       LTIP         ALL OTHER
       NAME AND                 SALARY(1)  BONUS(1)     COMPENSATION(2)       (3)        SARS(3)     PAYOUTS(3)   COMPENSATION(4)
  PRINCIPAL POSITION     YEAR     ($)         ($)             ($)             ($)          (#)          ($)             ($)
- ----------------------   -----  -------   -----------   ---------------   -----------   ----------   ----------   ---------------
James A. Unruh........   1993   772,500      800,000         --             --            200,000      --              42,160
  Chairman and Chief     1992   720,834    1,080,000         56,608         --            200,000      --              27,809
  Executive Officer      1991   650,004      340,000         *              --            400,000      --              *

Hugh J. Lynch.........   1993   356,668      140,000         --             --             50,000      --              30,733
  Executive Vice         1992   338,335      263,000         --             --             50,000      --               3,875
  President              1991   331,673      140,000         *              --             80,000      --              *

Victor E. Millar(5)...   1993   360,000      265,000          1,738         --             20,000      --              74,420
  Senior Vice            1992    60,000       20,000         53,136         --            150,000      --               3,101
  President              1991      *          *              *              *              *           *               *

William B. Patton,
  Jr.(6)..............   1993   395,004      225,000         --             --             50,000      --              27,871
  Senior Vice            1992   378,334      215,000         37,452         --             50,000      --              24,693
  President              1991   187,500       57,000         *              --             50,000      --              *

George T. Robson......   1993   336,670      190,000        --              --             55,000      --              18,595
  Senior Vice            1992   308,340      263,000        --              --             50,000      --               3,934
  President and          1991   258,753      150,000         *              --            100,000      --              *
  Chief Financial
  Officer

- ---------------
 *  not applicable

(1) Amounts shown include compensation deferred under the Deferred Compensation Plan for Officers of Unisys Corporation or the Unisys Savings Plan.

(2) Amounts shown consist of the following: Mr. Millar and Mr. Patton, tax reimbursements in connection with relocations; Mr. Unruh, personal benefits, including an assumed benefit of $24,556 in respect of the interest-free loan described on page 13. No amounts are shown in respect of personal benefits for Mr. Unruh for 1993 or for any of the other Named Officers for 1993 or 1992 because the aggregate amount of such personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such officer as reported in the above table.

(3) Although the 1990 Unisys Long-Term Incentive Plan permits grants of restricted stock and free-standing stock appreciation rights and the payment of performance awards, no such grants or payments were made.

(4) Amounts shown are the dollar value of premiums paid by Unisys for term life insurance.

(5) Mr. Millar became an executive of Unisys in November, 1992.

(6) Mr. Patton became an executive of Unisys in July, 1991.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth further information on grants of stock options during 1993 to the Named Officers pursuant to the 1990 Unisys Long-Term Incentive Plan (the "1990 Plan"). No stock appreciation rights ("SARs") were granted during 1993.

                                                                                           POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED
                                                                                           ANNUAL RATES OF STOCK
                                                                                            PRICE APPRECIATION
                                 INDIVIDUAL GRANTS                                          FOR OPTION TERMS(1)
- -----------------------------------------------------------------------------------    ------------------------------
                                                   % OF
                                    NUMBER OF      TOTAL
                                    SECURITIES    OPTIONS
                                    UNDERLYING    GRANTED    EXERCISE
                                     OPTIONS        TO       OR BASE
                                    GRANTED (2)  EMPLOYEES   PRICE(3)    EXPIRATION
              NAME                     (#)        IN 1993     ($/SH)      DATE(4)     0% ($)     5% ($)     10% ($)
- --------------------------------    ----------   ---------   ---------   ----------   ------   ----------  ----------
James A. Unruh..................      200,000       5.7         12.00      4/28/03      --      1,512,000   3,816,000
Hugh J. Lynch...................       50,000       1.4         12.00      4/28/03      --        378,000     954,000
Victor E. Millar................       20,000       0.6         12.00      4/28/03      --        151,200     381,600
William B. Patton, Jr...........       50,000       1.4         12.00      4/28/03      --        378,000     954,000
George T. Robson................       55,000       1.6         12.00      4/28/03      --        415,800   1,049,400

- ---------------

(1) Illustrates value that might be realized upon exercise of options immediately prior to the expiration of their term, assuming specified compounded rates of appreciation on Unisys Common Stock over the term of the options. Assumed rates of appreciation are not necessarily indicative of future stock performance.

(2) All options granted to the Named Officers in 1993 were granted on April 28, 1993. Options become exercisable with respect to 25% of the shares covered thereby on each of April 28, 1994, 1995, 1996 and 1997. Options become immediately exercisable in the event of a change in control (as defined in the 1990 Plan).

(3) The exercise price per share is the fair market value (calculated as the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of a share of Unisys Common Stock on the date of grant. Options may be exercised with cash and/or with other shares of Unisys Common Stock or with any other form of consideration permitted by the Compensation and Organization Committee.

(4) The options were granted for a term of ten years, subject to earlier termination in certain events related to termination of employment.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table sets forth information with respect to (i) stock option exercises by the Named Officers during 1993 and (ii) unexercised stock options and SARs held by the Named Officers at December 31, 1993.

                                                                   NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                      OPTIONS/SARS AT               OPTIONS/SARS AT
                                                                     DECEMBER 31, 1993           DECEMBER 31, 1993(2)
                                SHARES ACQUIRED      VALUE                  (#)                           ($)
                                  ON EXERCISE     REALIZED(1)   ---------------------------   ---------------------------
NAME                                  (#)            ($)        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  ---------------   -----------   -----------   -------------   -----------   -------------
James A. Unruh................       30,000         234,375       462,549        550,000       1,602,500      2,303,125
Hugh J. Lynch.................       46,667         391,669        12,500        114,166          36,719        382,234
Victor E. Millar..............         --             --           37,500        132,500         159,375        493,125
William B. Patton, Jr.........       33,334         225,005        12,500        104,166          36,719        296,609
George T. Robson..............       45,833         287,758        62,584        125,833         285,422        436,820

- ---------------

(1) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at the date of exercise and the exercise price.

(2) Difference between the fair market value (the average of the high and low sales prices reported on the Composite Tape for New York Stock Exchange Listed Companies) of Unisys Common Stock at December 31, 1993 and the exercise price.

LONG-TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

     In connection with Unisys announced strategy to grow its information services business, Victor E. Millar, President of the Worldwide Information Services Group of Unisys, received a contingent performance award in 1993 as follows:

                                                                            ESTIMATED FUTURE PAYOUTS UNDER
                              NUMBER OF         PERFORMANCE OR OTHER         NON-STOCK PRICE-BASED PLANS
                           SHARES, UNITS OR         PERIOD UNTIL         ------------------------------------
NAME                         OTHER RIGHTS       MATURATION OR PAYOUT     THRESHOLD      TARGET       MAXIMUM
- -------------------------  ----------------     --------------------     ---------     ---------    ---------
Victor E. Millar.........         n/a              1/1/93-12/31/95          $ 0        $ 480,000    $ 576,000

     The actual amount payable to Mr. Millar may range from zero to 120% of the target amount depending upon personal performance and the degree to which the Worldwide Information Services Group achieves predetermined revenue and profit objectives during the performance period. Any award earned will be payable in 1996 and will be based 30% on the assessment, by the Chairman of Unisys, of Mr. Millar's personal performance and 70% on achievement of the revenue and profit objectives. Because Mr. Millar is the elected officer having primary responsibility for the Unisys information services business, he was the only elected officer eligible to receive such a contingent performance award.

PENSION PLANS

     The table below shows the annual amounts at age 65 that would be received from the Unisys Pension Plan (the "Pension Plan"), the Supplemental Executive Retirement Plan (the "Supplemental Plan") and the Elected Officer Pension Plan (the "Officer Plan").

                                                          YEARS OF SERVICE
                                  -----------------------------------------------------------------
          ASSUMED FINAL                                                                      30
      AVERAGE COMPENSATION           10            15            20            25          OR MORE
- --------------------------------- ---------     ---------     ---------     ---------     ---------
     $  200,000.................. $  80,000     $  90,000     $ 100,000     $ 110,000     $ 120,000
        300,000..................   120,000       135,000       150,000       165,000       180,000
        400,000..................   160,000       180,000       200,000       220,000       240,000
        500,000..................   200,000       225,000       250,000       275,000       300,000
        600,000..................   240,000       270,000       300,000       330,000       360,000
        700,000..................   280,000       315,000       350,000       385,000       420,000
        800,000..................   320,000       360,000       400,000       440,000       480,000
        900,000..................   360,000       405,000       450,000       495,000       540,000
      1,000,000..................   400,000       450,000       500,000       550,000       600,000
      1,100,000..................   440,000       495,000       550,000       605,000       660,000
      1,200,000..................   480,000       540,000       600,000       660,000       720,000
      1,300,000..................   520,000       585,000       650,000       715,000       780,000
      1,400,000..................   560,000       630,000       700,000       770,000       840,000
      1,500,000..................   600,000       675,000       750,000       825,000       900,000

     Final Average Compensation generally corresponds to the amounts shown in the Summary Compensation Table under the headings Salary and Bonus. However, Final Average Compensation is calculated using the individual's highest 60 consecutive months of compensation out of the final 120 months of employment and thus will differ somewhat from the amounts shown in the Summary Compensation Table. Final Average Compensation for the eligible Named Officers as of March 1, 1994 is as follows: J. A. Unruh -- $1,077,400; H. J. Lynch -- $497,200; V. E.
Millar -- $576,200; W. B. Patton -- $571,400; G. T. Robson -- $400,900. Full
years of credited service under the pension plans for the eligible Named Officers as of March 1, 1994 are as follows: J. A. Unruh -- 13 years; H. J. Lynch -- 3 years; V. E. Millar -- 1 year; W. B. Patton -- 2 years; G. T.
Robson -- 11 years.

     The Pension Plan and Supplemental Plan generally are available to all employees located in the United States. The Officer Plan is available to certain officers, including the Named Officers, who are participants in the Pension Plan and who satisfy certain minimum service requirements. The aggregate pension amount payable under the Officer Plan is offset by benefits paid under the Pension Plan and the Supplemental Plan. The amounts shown in the table are computed on a single life annuity basis and are subject to a 50% deduction of the participant's primary social security benefit.

EMPLOYMENT AGREEMENTS

     Effective July 1, 1991, Unisys entered into a three-year employment agreement with James A. Unruh, covering the terms and conditions of Mr. Unruh's employment as Chairman of the Board and Chief Executive Officer. The agreement provides for a minimum base salary of $650,000, subject to periodic review by the Compensation and Organization Committee, and eligibility for an annual bonus in an amount to be determined by the Compensation and Organization Committee. Mr. Unruh is eligible to participate in the benefit programs generally made available to executive officers and is eligible to receive stock option and other long-term incentive awards under the 1990 Plan. If Mr. Unruh's employment is terminated under certain circumstances, Mr. Unruh will be entitled to receive termination payments equal to 100% of his base salary and bonus (based on the average of his last three annual bonus payments) for the remainder of the term of the agreement (with a minimum of one year's salary plus bonus). He will also be entitled to full vesting in his pension benefit under the Officer Plan, continued medical coverage until age 55 and any postretirement medical and life insurance coverage as is then generally available to officers thereafter, full vesting in outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan. The agreement provides that under certain circumstances that constitute a "change in control" (generally, the acquisition by any person of the beneficial ownership of 20% or more of Unisys voting securities or a change in the composition of a majority of the Board of Directors), the term of the agreement will be automatically extended for a period of three years from the date of the change in control. Further, under certain circumstances that constitute a "potential change in control" (generally, the acquisition by any person of the beneficial ownership of 9.9% or more of Unisys voting securities or certain agreements or actions which, if consummated, would result in a change in control), the Compensation and Organization Committee, in its discretion, may elect to fund Mr. Unruh's pension benefit through a grantor trust. If an actual change in control occurs, the funding of the trust, if any, will become irrevocable. If an actual change in control occurs and all or any portion of Mr. Unruh's pension benefit has not been funded through the grantor trust, Unisys will pay to Mr. Unruh a single sum cash payment in an amount equal to the present value of that portion of his pension benefit that has not been so funded. Mr. Unruh is also party to a change in control agreement with Unisys, as described on page 13. Under no circumstances will Mr. Unruh receive duplicate payments under the change in control agreement and his employment agreement. Salary and bonus paid to Mr. Unruh pursuant to the agreement in respect of 1993 have been included in the Summary Compensation Table on page 8.

     Effective July 1, 1991, Unisys entered into a three-year employment agreement with Reto Braun, formerly President and Chief Operating Officer of Unisys. The agreement provided that if Mr. Braun's employment were terminated under certain circumstances, Mr. Braun would be entitled to receive a termination amount equal to one year's base salary (at the rate in effect on the date of termination) and bonus (based on the average of his last three annual bonus payments). He would also be entitled to full vesting in his pension benefit under the Officer Plan, continued medical coverage until age 55 and any post-retirement medical and life insurance coverage as is then generally available to officers thereafter, full vesting in outstanding awards under the 1990 Plan and an extension of the repayment period on his home mortgage loan. In addition, until Mr. Braun reached age 55, Unisys would continue to make contributions to a Swiss benefit program maintained for him providing for pension, life insurance and disability benefits. In August 1993, the position of President and Chief Operating Officer was eliminated and Mr. Braun's employment terminated. In September 1993, Unisys made a lump-sum termination payment to Mr. Braun under the agreement, calculated as follows: $478,991 by reference to base salary; $386,594 by reference to previous years' bonus amounts; $498,464 in respect of the present value of the remaining three years of required Swiss benefit contributions; and a tax reimbursement of $350,721 with respect to the Swiss benefit amounts.

CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     Unisys has entered into change in control employment agreements with its executive officers including the Named Officers. The agreements are intended to retain the services of these executives and provide for continuity of management in the event of any actual or threatened change in control (as defined on page
12). Each agreement has a term ending on the earlier to occur of the third anniversary of the date of such change in control or the executive's normal retirement date under Unisys retirement plans. Unisys may cancel the agreements at any time prior to a potential change in control. These agreements, which are the same for each executive, provide that in the event of a change in control each executive will have specific rights and receive certain benefits. Those benefits include the right to continue in the employ of Unisys during the term, performing such duties as are comparable to those being performed immediately prior to the change in control and at comparable compensation levels. The rights and benefits will continue throughout the term if, after such change in control, either the executive's employment is terminated without cause or the executive terminates employment for certain enumerated reasons, including a significant reduction in the executive's compensation, duties, title or reporting responsibilities or a change in the executive's job location. The executive is under no obligation to mitigate amounts payable under these agreements and, to the extent the executive has a separate employment agreement with Unisys with conflicting provisions, the executive is allowed the greater entitlement.

RETENTION AGREEMENTS

     During 1993, all executive officers other than Mr. Unruh and Mr. Braun were parties to retention agreements with Unisys. The agreements, which expired December 31, 1993, provided for the payment of certain termination benefits if the employee's employment terminated during the term of the agreement for reasons other than retirement, death, disability, inadequate performance or cause, or if the employee terminated employment during the term because of a reduction in base pay or target incentive award (unless such reduction was due to inadequate performance or a pay reduction generally applicable to similarly situated employees). Upon such termination of employment, the employee would have become entitled to continuation of base salary and payment of annual incentive award in a minimum amount equal to 50% of the then applicable target for a period of 36 months, immediate vesting of outstanding stock options, restricted stock and contingent performance awards, if any, continued participation in retirement, health and other welfare arrangements (or comparable arrangements) through the salary continuation period and, if applicable, extension of the normal repayment date for corporate home mortgage loans. Termination benefits payable under the retention agreements were to be offset by income assistance payments and any other severance or termination payments made to the employee.

INDEBTEDNESS OF MANAGEMENT

     Certain of the current and former executive officers of Unisys have received no-interest loans from Unisys. The loans, which were made in connection with the officer's purchase of a principal residence upon relocation, are generally for a 20-year term (assuming continued employment with Unisys), are evidenced by promissory notes and are secured by second mortgages. The maximum amounts outstanding during the period between January 1, 1993 and March 11, 1994 for each of the following were: R. Braun, $248,000; G. R. Gazerwitz, $260,000;
J. F. McHale, $127,500; J. A. Unruh, $620,000. The principal amounts of Mr. Braun's and Mr. Unruh's loans as of March 11, 1994 were $213,000 and $370,000, respectively. With respect to the other officers named above, the amounts outstanding as of March 11, 1994 were the same as the maximum amounts.

COMPENSATION OF DIRECTORS

     In 1993, non-employee directors of Unisys received a monthly director's fee of $1,250 plus an attendance fee of $750 for each Board of Directors and Committee meeting attended. Each non-employee director also received an annual retainer in January in the form of 300 common stock equivalent units ("Stock Units"). At the election of a director, Board and Committee meeting fees could be paid in the form of Stock Units rather than in cash. The value of each Stock Unit at any point in time is equal to the value of one share of Unisys Common Stock. Stock Units are recorded in a memorandum account maintained for each director. Dividend equivalents, if any, are also credited to the account. A director's Stock Unit account is payable in cash only, upon termination of service. Directors do not have the right to vote with respect to any Stock Units. Directors also have the opportunity to defer until termination of service all or a portion of their cash fees. Any deferred cash amounts, and earnings or losses thereon, are recorded in a memorandum account maintained for each director. The right to receive future payments of Stock Unit accounts and deferred cash accounts is an unsecured claim against the general assets of Unisys. Directors who are employees of Unisys do not receive any cash or Stock Unit fees for their services as directors.

             REPORT OF THE COMPENSATION AND ORGANIZATION COMMITTEE

COMPENSATION PROGRAM AND POLICIES

     The executive compensation program of Unisys is administered by the Compensation and Organization Committee (the "Committee"). The Committee is composed of four outside directors. As part of its duties, the Committee reviews compensation levels of elected officers, evaluates performance and considers management succession and related matters. The Committee also administers the various Unisys incentive plans, including its executive annual variable compensation plan and its long-term incentive plan.

     The Unisys executive compensation program is designed to attract and retain executives who will contribute to the long-term success of Unisys, to reward executives for achieving both short-and long-term strategic company goals, to link executive and stockholder interests through equity-based plans and to provide a compensation package that recognizes individual contributions as well as overall business results. As a result, a substantial portion of each executive's total compensation is intended to be variable and to be tied closely to the performance of Unisys and the executive's business unit, as well as the attainment of the executive's individual goals.

     Each year the Committee conducts a review of the Unisys executive compensation program. For 1993, this review included a report from an independent compensation consultant which analyzed the elements of the executive compensation program in comparison to executive compensation programs maintained by public corporations that represent Unisys most direct competitors for executive talent. These companies (the "peer companies") consist of the principal companies included in the peer group index in the Performance Graph at page 18 of this Proxy Statement and approximately 20 additional companies in various industries whose annual revenue is comparable to that of Unisys.

     The three key components of the Unisys executive compensation program in 1993 were base salary, short-term incentive payments and long-term incentive awards in the form of stock options. Target levels for each of these three elements of compensation were determined with reference to the competitive marketplace, with overall compensation target levels intended to be at approximately the 50th percentile for comparable positions at the peer companies.

     For tax years beginning on or after January 1, 1994, the Internal Revenue Code will limit the ability of a publicly held corporation to deduct compensation in excess of $1 million paid to certain executives. Compensation paid under short-term and long-term incentive plans may be exempt from the deductibility limitations if the plans meet certain criteria. Under transition rules in effect until 1997, stock option grants under the long-term incentive plan of Unisys are not considered compensation subject to the limitations. Unisys has not amended its short-term incentive plan to qualify compensation paid thereunder for the exemption.

     Unisys policies with respect to each of the elements of its executive compensation program, as well as the basis for the compensation awarded to Mr. Unruh, are discussed below.

BASE SALARY

     Each year the Committee determines a salary range for executive officers. The midpoint of the range for each position is targeted at the 50th percentile for comparable positions at the peer companies. Individual salaries within the range are determined primarily by individual performance, level of responsibility and experience. As a result, the base salary of any executive officer may be set at, above or below the 50th percentile, depending upon individual circumstances.

SHORT-TERM INCENTIVE PAYMENTS

     In 1993, the stockholders of Unisys approved the Unisys Executive Annual Variable Compensation Plan. This plan's stated purpose is to motivate and reward elected officers and other key executives for the attainment of individual and/or corporate performance goals. Under the plan, the Committee has the discretion to determine the conditions (including performance objectives) applicable to annual award payments and the amounts of such awards. For 1993, all of the current executive officers of Unisys, other than Mr. Unruh (whose annual incentive compensation is determined in accordance with the employment agreement described below), participated in the plan.

     Early in 1993, performance goals were established for each participating executive. The goals took into account, depending on the responsibilities of the individual, one or more of the following: financial performance of Unisys and the executive's business unit (specifically, achievement of pre-established profit, revenue and cash flow objectives); contribution of the relevant business unit to the implementation of Unisys strategic plan; and the achievement, by the executive's business unit, of non-financial goals such as customer satisfaction. Because these goals were tailored to the positions held, they varied from executive to executive. The Committee also considered, with respect to each executive, quality of individual performance and individual skill in fostering effective teamwork both within the executive's business unit and across functions outside the business unit.

     Executives participating in the plan were also assigned target award amounts for 1993, which were typically stated as a percentage of salary paid during the year (ranging, in the case of elected officers, from 40% to 70%). Target award amounts were designed to be at approximately the 60th percentile for the peer companies in order to place a greater emphasis on the variable, short-term component of total compensation. Actual awards could range from zero to 150% of target, depending upon the Committee's evaluation of the executive's achievement of his or her goals. Award amounts were in the discretion of the Committee and were not calculated by formula. Although specific weights were not assigned to the various goals or to the factors used to measure financial performance, the size of individual incentive awards for 1993 was highly influenced by the degree to which business unit (in the case of executives having responsibility for a particular business unit) and corporate (with respect to other executives) financial goals were met.

LONG-TERM INCENTIVE AWARDS

     Under the Unisys 1990 Long-Term Incentive Plan, stock options may be granted to executive officers and other key employees of Unisys. The size of stock option awards is based primarily on the individual's responsibilities and position with the company and, for executive officers other than Mr. Unruh, is intended to be at approximately the 40th percentile for comparable positions at the peer companies. The Committee does not determine the size of such grants by reference to the amount or value of stock options currently held by an executive officer.

     Stock options are designed to align the interests of executives with those of stockholders. Stock options are granted with an exercise price equal to the market price of Unisys Common Stock on the date of grant, and current grants vest over four years. This approach is designed to encourage the creation of stockholder value over the long term since no benefit is realized unless the price of the Common Stock rises over a number of years.

     As disclosed on page 10, in 1993 Victor E. Millar received a contingent performance award payable in 1996, the amount of which will be based, in large part, on the achievement, by the Worldwide Information Services Group of Unisys, of predetermined revenue and profit goals over a three-year performance period. The award was made in connection with Unisys announced strategy to grow its information services business and was made to Mr. Millar in his capacity as President of the Unisys Worldwide Information Services Group. The contingent performance award is intended to be in addition to the other components of Mr. Millar's compensation, and the target amount of the award was established with a view to making Mr. Millar's overall target compensation comparable to his compensation prior to joining Unisys. Mr. Millar is the elected officer having primary responsibility for the Unisys information services business, and therefore was the only elected officer to receive such a contingent performance award.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. Unruh's compensation for 1993 was determined principally in accordance with the terms of the employment agreement described at page 12. The employment agreement was entered into effective July 1, 1991, and covers the three-year period ending June 30, 1994.

     Mr. Unruh's employment agreement provides for a minimum base salary of $650,000 (which was Mr. Unruh's salary from March 1990 to March 1992), subject to periodic review by the Committee. As set forth in the Committee's report for 1992, Mr. Unruh's base salary was increased to $735,000 in March 1992. After taking into account a comparison of base salaries of chief executive officers of the peer companies and in recognition of 1992 financial results (including a return to profitability, a significant increase in cash flow from operations and a substantial decrease in total debt), the Committee increased Mr. Unruh's annual base salary to $780,000 in March 1993. Mr. Unruh's current salary is at approximately the 50th percentile for chief executive officers of the peer companies.

     Under the employment agreement, Mr. Unruh is eligible for an annual bonus in an amount to be determined by the Committee based upon such factors as the Committee deems appropriate. For 1993, Mr. Unruh's target bonus was 100% of salary paid during the year, subject to a maximum potential amount of 150% of target. No minimum bonus was guaranteed. The target bonus amount is substantially above the 50th percentile for the peer companies and reflects the Committee's decision to emphasize short-term performance as a component of Mr. Unruh's total compensation for 1993.

     The percentage of target bonus actually paid to Mr. Unruh was dependent upon the Committee's evaluation of his achievement of goals set at the beginning of 1993. These goals consisted of (1) corporate financial objectives (predetermined levels of profit, revenue and cash flow), (2) predetermined revenue levels in specified lines of business and (3) various non-financial personal and organizational goals. The amount of Mr. Unruh's bonus was not calculated by formula, and specific weights were not assigned to the various goals or to the components of corporate financial objectives. As with the other executive officers, however, the Committee primarily considered performance against financial goals. Based on its overall assessment of Mr. Unruh's performance against these goals, the Committee awarded him a bonus of $800,000, or 103% of target for 1993.

     In 1993, Mr. Unruh received options to purchase 200,000 shares of Common Stock at an exercise price of $12.00 per share. The size of this grant was set significantly below the 50th percentile for chief executives of the peer companies in order to place Mr. Unruh's total target compensation (salary, bonus and stock options) at or near the 50th percentile.

Melvin R. Goodes                                                Alan E. Schwartz
Kenneth A. Macke                                               Donald V. Seibert

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation and Organization Committee are Melvin R. Goodes, Kenneth A. Macke, Alan E. Schwartz and Donald V. Seibert. During 1993, the law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a member, provided legal services to Unisys.

                            STOCK PERFORMANCE GRAPH

     The following graph compares the yearly percentage change in the cumulative total stockholder return on Unisys Common Stock during the five fiscal years ended December 31, 1993 with the cumulative total return on the S&P 500 Index and the S&P Computer Systems Index. The comparison assumes $100 was invested on December 31, 1988 in Unisys Common Stock and in each of such indices and assumes reinvestment of dividends.

      Measurement Period          Unisys Cor-     S&P 500 In-    S&P Computer
    (Fiscal Year Covered)          poration           dex        Systems Index
1988                                       100             100             100
1989                                        55             132              83
1990                                        10             128              93
1991                                        16             166              83
1992                                        39             179              61
1993                                        49             197              63

                           GENERAL AND OTHER MATTERS

POLICY ON CONFIDENTIAL VOTING

     It is the policy of Unisys that all stockholder proxies, ballots and voting materials that identify the vote of a specific stockholder shall, if requested by that stockholder on such proxy, ballot or materials, be kept permanently confidential and shall not be disclosed to Unisys, its affiliates, directors, officers and employees or to any third parties except as may be required by law, to pursue or defend legal proceedings or to carry out the purpose of, or as permitted by, the policy. Under the policy, vote tabulators and inspectors of election are to be independent parties who are unaffiliated with and are not employees of Unisys. The policy provides that it may, under certain circumstances, be suspended in the event of a proxy solicitation in opposition to a solicitation of management. Unisys may at any time be informed whether or not a particular stockholder has voted. Comments written on proxies or ballots, together with the name and address of the commenting stockholder, will also be made available.

STOCKHOLDER PROPOSALS

     Any stockholder proposal to be considered by Unisys for inclusion in the proxy materials for the 1995 Annual Meeting of Stockholders must be received by Unisys no later than November 17, 1994.

     A stockholder proposal on economic conversion was submitted for inclusion in the proxy materials for the 1994 Annual Meeting but was withdrawn by the proponent after discussions with management. Stockholders and employees who would like additional information regarding the Unisys economic conversion strategy, plans and implementation should contact the Corporate Secretary, P.O. Box 500, Township Line and Union Meeting Roads, Blue Bell, PA 19424.

OTHER MATTERS

     At the date of this Proxy Statement, the Board of Directors knows of no matter other than the matters described herein that will be presented for consideration at the Annual Meeting. However, if any other matter shall properly come before the Annual Meeting, the shares represented by the proxies signed and returned by stockholders will, unless stockholders otherwise specify, be voted thereon in the discretion of the persons voting such shares.

     The cost of soliciting proxies will be borne by Unisys. Such cost will include charges by brokers and other custodians, nominees and fiduciaries for forwarding proxies and proxy material to the beneficial owners of Unisys Common Stock. Solicitation may also be made personally, or by telephone or telegraph, by directors, officers and regular employees of Unisys without additional compensation. In addition, Unisys has retained Morrow & Co., Inc. to assist in the solicitation of proxies for a fee of approximately $12,000, plus expenses.

                                  By Order of the Board of Directors,

                                  /S/ BOBETTE JONES
                                  ----------------------------------
                                  Bobette Jones
                                  Corporate Secretary

Dated: March 17, 1994

                                                      [LOGO]

                                   ---------------------------------------------

                                   ---------------------------------------------

                                                     NOTICE OF

                                                  ANNUAL MEETING

                                                        AND

                                                  PROXY STATEMENT

                                   ---------------------------------------------

                                   ---------------------------------------------

                                                       1994

                                                  ANNUAL MEETING

                                                  OF STOCKHOLDERS


                                                  APRIL 28, 1994

                              UNISYS CORPORATION
              PROXY FOR ANNUAL MEETING TO BE HELD APRIL 28, 1994
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE UNDERSIGNED HEREBY APPOINTS ALAN E. SCHWARTZ, DONALD V. SEIBERT AND JAMES A UNRUH, AND EACH OF THEM, PROXIES, WITH POWER OF SUBSTITUTION, TO VOTE ALL SHARES OF COMMON STOCK WHICH THE UNDERSIGNED IS ENTITLED TO VOTE AT THE 1994 ANNUAL MEETING OF STOCKHOLDERS OF UNISYS CORPORATION, AND AT ANY ADJOURNMENT THEREOF, AS DIRECTED ON THE REVERSE SIDE HEREOF WITH RESPECT TO THE ITEMS SET FORTH IN THE ACCOMPANYING PROXY STATEMENT AND IN THEIR DISCRETION UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. THIS CARD ALSO PROVIDES VOTING INSTRUCTIONS (FOR SHARES CREDITIED TO THE ACCOUNT OF THE UNDERSIGNED, IF
ANY) TO THE TRUSTEE FOR THE UNISYS SAVINGS PLAN AND THE UNISYS RETIREMENT INVESTMENT PLAN (THE "SAVINGS PLANS") AS MORE FULLY DESCRIBED ON PAGE 1 OF THE PROXY STATEMENT.






 PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY/VOTING INSTRUCTION CARD IN THE
        ENCLOSED ENVELOPE (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



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                              UNISYS CORPORATION
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
================================================================================
                                                           WITHHELD
   A Vote FOR items 1 and 2 is recom-           FOR all    from all     FOR
   mended by the Board of Directors             nominees   nominees     except nominee(s) listed below:

1. Election of Directors-                        /  /        /  /        /  /     -------------------   Mark Here to Receive    / /
   Nominees:  Gail D. Fosler, Melvin R. Goodes                                                          an Admission Ticket
   Edwin A. Huston and Robert McClements, Jr.                                                           to the Meeting


                                                  FOR       AGAINST     ABSTAIN                         Mark Here to Have Your
2. Ratification of Selection of Independent      /  /        /  /        /  /                           Vote Remain Confidential / /
   Auditors


                                                                                                          Dated                1994
                                                                                                               --------------,



                                                                            -----------------------------------------------------
                                                                            Signature

                                                                            -----------------------------------------------------
                                                                            Signature

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS                  Note:  Please sign exactly as name appears hereon.  For
MADE.  IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE                      joint accounts both owners should sign.  When signing
VOTED FOR ITEMS 1 AND 2 AND THE TRUSTEE FOR THE SAVINGS                     as an executor, administrator, attorney, trustee,
PLANS WILL VOTE AS DESCRIBED ON PAGE 1 OF THE PROXY                         guardian, corporate officer, etc., please give your full
STATEMENT.                                                                  title.
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